Exhibit 5.1

K e n n e t h I. D e n o s, P. C.

11650 South State Street

Suite 240

Draper, Utah 84 020

(801) 816-2511

Fax: (801) 816-2599

kdenos@denoslaw.com

July 30, 2015

The Board of Directors

Vican Resources, Inc.

11650 South State Street
Suite 240

Draper, Utah 84020

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-1/A-3

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of Vican Resources, Inc. (the “Company”) pursuant to the filing of a registration statement on Form S-1/A-4 (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of certain shares of common stock of the Company issued to the selling stockholders, and issuable from the Share Exchange (the “Shares”), as more fully described in the Registration Statement. It is our opinion that the Shares of common stock have been, or in the case of the Share Exchange, will be, issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the General Corporation Law of the State of Nevada, other relevant statutory provisions, all applicable provisions of the Nevada Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Vican Resources, inc. in the registration statement included therein.

Very truly yours,

KENNETH I. DENOS, P.C.

/s/ Kenneth I. Denos_________

Kenneth I. Denos, Esq.

President